February 27, 2023

Delaware Wilshire Private Markets Tender Fund

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:	Opinion of Counsel regarding Pre-Effective Amendment No. 2 to the Registration Statement filed on Form N-2 under the Securities Act of 1933 (File No. 333-265303)

Ladies and Gentlemen:

We have acted as counsel to Delaware Wilshire Private Markets Tender Fund (the “Trust”), a Delaware statutory trust, in connection with the above-referenced registration statement (as amended, the “Registration Statement”), which relates to the units of beneficial interest, with no par value per share (collectively, the “Shares”), of the Trust. This opinion is being delivered to you in connection with the Trust’s filing of Pre-Effective Amendment No. 2 to the Registration Statement (the “Amendment”) with the U.S. Securities and Exchange Commission. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, copies of the following documents:

(a)	a certificate of the State of Delaware certifying that the Trust is validly existing under the laws of the State of Delaware;

(b)	the Trust’s Second Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and Amended and Restated By-Laws (the “By-Laws”);

(c)	a certificate executed by Alexander F. Smith, the Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Declaration of Trust and By-Laws and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Trust; and

(d)	a printer’s proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP